EXHIBIT 9.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is entered into as of the 15th day of November 2010 by and between ante5, Inc., a Delaware corporation (the “Company”), and Irish Oil and Gas, Inc., a Nevada corporation (the “Shareholder”).

RECITALS

WHEREAS, the Shareholder is the owner of shares of the common stock of the Company (the “Shares”).

WHEREAS, the Shareholder and the Company desire to enter into an agreement which provides for the voting of the Shares, until such time as the Shareholder sells such Shares into the public market or as otherwise provided in this Agreement.

WHEREAS, the Shareholder and the Company desire to facilitate the voting arrangement set forth in this Agreement.

NOW, THEREFORE, for one dollar and other good and valuable consideration, including but not limited to the issuance of the Shares, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           VOTING OF SHARES.

At any annual or special shareholders meeting, and whenever the shareholders of the Company act by written consent with respect to any matter, Shareholder hereby authorizes the Board of Directors of the Company (by majority vote) to vote the Shares on the Shareholder’s behalf with respect to any matter until the earlier of (i) one (1) year from the closing date of that certain Asset Purchase Agreement by and between the Company and the Shareholder, dated October 7, 2010 (the “APA”), which will automatically renew for subsequent one (1) year periods unless revoked at the discretion of the Shareholder at least thirty (30) days prior to the expiration of the annual period by written notice to the Company, (ii) with respect to each Share, the date the Shareholder sells such Share into the public market in accordance with applicable securities laws or otherwise transfers or sells such Share in a bona fide private transaction to an unrelated non affiliate, or (iii) the date a registration statement covering the Shares is filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended.

Subject to applicable securities law, nothing in this Agreement shall prohibit Shareholder from selling the Shares into the public market or otherwise disposing, transferring or selling the Shares in a bona fide private transaction to an unrelated party or non affiliate.

2.           SUBSTITUTION OF SHARES.

In the event the Company enters into a merger transaction, reincorporation transaction, or similar business combination, or effects a stock dividend, stock split, or similar transaction, then any securities issued to the Shareholder in connection with said transaction will be subject to this Agreement.

3.           TERMINATION OF AGREEMENT.

Unless sooner terminated under Paragraph 1, this Agreement shall terminate on the date ten (10) years from the date first above written.

4.           EQUITABLE REMEMDIES.

Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants or provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.  It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, shall be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge as a defense that there is an adequate remedy at law.  No surety or other bond shall be required to be posted by any party in order for them to seek or obtain equitable remedies or injunctive relief under this Agreement.

5.           NOTICE.

All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email, telex, or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications must be sent to the party to be notified at the address as indicated below the party’s signature to this Agreement.

6.           BENEFIT.

This Agreement shall be binding upon and operate for the benefit of the Shareholder and the Company and their respective executors, administrators, successors and assigns.

7.           AMENDMENT OR WAIVER.

No waiver or amendment of this Agreement shall be valid unless in writing and duly executed by the party to this Agreement against whom the amendment or waiver is sought to be enforced.  No evidence of any waiver or modification shall be received into evidence in any proceedings, arbitration or litigation between the parties relating to this Agreement, or the rights or obligations of the parties hereunder, unless the waiver or modification is in writing, duly executed.  The parties further agree that the provisions of this Paragraph may not be waived except as herein set forth.

8.           ENTIRE AGREEMENT.

This Agreement and the agreements referred to herein constitute the entire agreement of the parties hereto and supersede any and all other agreements, written and oral, previously made.

9.           GOVERNING LAW AND VENUE.

This Agreement shall be construed, interpreted and governed for all purposes by the laws of the State of Delaware.  Venue for all legal proceedings initiated under this Agreement will be in the appropriate forum in the State of North Dakota.

10.           SEVERABLE PROVISIONS.

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or for any reason unenforceable, in whole or in part, the remaining provisions (and any partially unenforceable provisions to the extent they are enforceable) shall nevertheless be binding and enforceable.  Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties hereto.

11.           FURTHER ACTS.

Each party hereto agrees to perform any further acts, vote the Shares in any manner, and execute and deliver any documents which may reasonably be necessary or desirable to carry out the provisions of this Agreement.

12.           COUNTERPARTS.

Each party to this Agreement may sign a counterpart separate from all other parties to this Agreement, and every counterpart taken together shall constitute one agreement.

13.           ATTORNEYS’ FEES.

The parties hereto agree that the prevailing party in any action brought to enforce any of the terms and provisions of this Agreement shall be entitled to its reasonable attorneys’ fees and costs incurred in connection with the action.

14.           RELEASE OF LIABILITY.

The Company makes no representations or warranties regarding the Shares subject to this Agreement.  Shareholder hereby releases the Company and its Board of Directors from any and all damages or liability related to the Shares covered by this Agreement, including but not limited to the value of the Shares, any tax consequences incurred by the Shareholder as a result of the sale of the Shares subject to this Agreement, or the transferability of the Shares subject to this Agreement.

15.           REPRESENTATION.

The parties hereto acknowledge that this Agreement was prepared by counsel to the Company at the request of the parties.  The parties specifically acknowledge and agree that counsel to the Company is counsel only to the Company and not to any other party.  The parties hereto waive any conflict that may be created by virtue of having this Agreement prepared by counsel to the Company.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first hereinabove set forth.

“Company”	ante5, Inc.

	By:	/s/ Bradley Berman
Bradley Berman, CEO

	Address:	3608 Mallardwood Drive Las Vegas, Nevada 89129
	Telephone:	(323) 330-9881
	Email Address:	bberman@ksg.com

“Shareholder”	Irish Oil and Gas, Inc.

	By:	/s/ Timothy P. Furlong
Timothy P. Furlong, Vice President

	Address:	925 Basin Avenue P.O. Box 2356
	Telephone:	(701) 751-3141
	Email Address:	tim@irishog.com

EXHIBIT A

SHARES OWNED BY SHAREHOLDER

Name of Shareholder	Shares

Irish Oil and Gas, Inc.	2,505,640 shares of common stock of ante5, Inc.